                                                               Exhibit (a)(5)(A)

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    This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below)
      is made solely by the Offer to Purchase, dated August 31, 2001, and the related Letter of Transmittal (and any amendments or supplements thereto). The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction. In any jurisdiction where the securities, "blue sky" or other laws require the
   Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
 (including the Associated Junior Participating Preferred Stock Purchase Rights)
                                       of

                              HeadHunter.NET, Inc.

                                       at

                               $9.25 Net Per Share

                                       by

                               CB Merger Sub, Inc.

                          a wholly owned subsidiary of

                              Career Holdings, Inc.

         CB Merger Sub, Inc., a Georgia corporation ("Purchaser") and a wholly owned subsidiary of Career Holdings, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of HeadHunter.NET, Inc., a Georgia corporation (the "Company"), including the associated junior participating preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to a Shareholder Protection Rights Agreement, dated as of April 15, 2000, between the Company and American Stock Transfer & Trust Company, as amended by Amendment No. 1 to the Shareholder Protection Rights Agreement, dated as of February 27, 2001, and Amendment No. 2 to the Shareholder Protection Rights Agreement, dated as of August 24, 2001, at a purchase price of $9.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 31, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Purchaser is offering to acquire all Shares as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, the Purchaser intends to effect the Merger described below.

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    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON FRIDAY, SEPTEMBER 28, 2001, UNLESS THE OFFER IS EXTENDED.
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         The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, such number of Shares that would constitute at least a majority of the Shares that in the aggregate are outstanding determined on a fully diluted basis (after giving maximum effect to the exercise of all options, warrants and other rights to purchase, and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding at the expiration date of the Offer, whether or not vested, exercised or converted at the time of determination) (the "Minimum Condition"), (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer having expired or having been terminated prior to the expiration of the Offer (the "HSR Condition"), and (iii) the satisfaction or waiver, if applicable, of certain other terms and conditions described in the Offer to Purchase. The Offer is not conditioned upon Parent or Purchaser obtaining financing.

         The Offer is being made pursuant to an Agreement and Plan of Merger dated as of August 24, 2001 (the "Merger Agreement") among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that after the consummation of the Offer and as soon as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger (the "Effective Time"), and without any action on the part of the holder thereof, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company by Parent or Purchaser or by shareholders, if any, who are entitled to and properly exercise dissenters' rights under the Georgia Business Corporation Code, as amended (the "GBCC")), will be converted into the right to receive $9.25 in cash, or any higher price that is paid for the Shares in the Offer, without interest (the "Offer Consideration").

         As a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement, certain shareholders of the Company (each, a "Shareholder"), who collectively hold dispositive power with respect to 5,524,966 Shares which represents approximately 27.1% of the Shares on an outstanding basis, concurrently with the execution and delivery of the Merger Agreement each entered into a Stockholder Agreement (collectively, the "Stockholder Agreements"), dated as of August 24, 2001, with Parent and Purchaser. Pursuant to the Stockholder Agreements, the Shareholders have agreed, among other things, to tender the Shares held by them in the Offer, and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth in the Stockholder Agreements.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (I) DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, (II) APPROVED THE MERGER, THE OFFER AND THE MERGER AGREEMENT, AND
(III) RECOMMENDS THAT THE COMPANYOS SHAREHOLDERS ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, when, as and if Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of Purchaser's acceptance of such Shares for payment. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which shall act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to the validly tendering shareholders. In all cases, payment for Shares purchased in the Offer will be made only after timely receipt by the Depositary (i) of certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other required documents.

         Purchaser expressly reserves the right, in its sole discretion (subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend the period of time during which the Offer is open for any reason, including the failure of any of the conditions specified in Section 15 of the Offer to Purchase to be satisfied, and thereby delay acceptance for payment of and payment for any Shares. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, September 28, 2001 unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. If, at the Expiration Date (1) the HSR Condition is not satisfied, or (2) subject to Company's compliance with applicable obligations under the Merger Agreement, there is any pending proceeding by a governmental entity against Parent, Purchaser or the Company or any statute, law or regulation is enacted or promulgated, which has certain specified adverse effects on the Parent, Purchaser, the Company or their ability to consummate the transactions contemplated by the Merger Agreement, then, in each case, Purchaser shall extend the Offer from time to time until November 7, 2001. Subject to the terms of the Merger Agreement, Purchaser may, but is not required to, and provided that all of the conditions to the Offer have been satisfied or waived and Purchaser has accepted for payment all Shares tendered in the Offer, provide a subsequent offering period in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), following the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three to 20 business days in length, beginning after Purchaser purchases Shares tendered in the Offer, during which time shareholders may tender, but not withdraw, their Shares and receive the Offer Consideration. Under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. There can be no assurance that Purchaser will provide a Subsequent Offering Period.

        If Purchaser extends the period during which the Offer is open it will do so by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares.

         Except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Except as provided above with respect to a Subsequent Offering Period, Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment, may also be withdrawn at any time after October 29, 2001. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from the name of the person who tendered the Shares, and in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by Purchaser, in its sole discretion, and its determination shall be final and binding on all parties.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided to Purchaser its shareholders list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agencyOs security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions or requests for assistance or for copies of the Offer to Purchase, and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent and the Depositary for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                          Georgeson Shareholder (logo)

                           17 State Street, 10th Floor

                            New York, New York 10004

                 Banks and Brokers Call Collect: (212) 440-9800

                    All Others Call Toll Free: (800) 223-2064
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